Exhibit 99.1

Apple Hospitality REIT Acquires the Embassy Suites by Hilton Madison Downtown

RICHMOND, Va. (June 21, 2024) – Apple Hospitality REIT, Inc. (NYSE: APLE) (the “Company” or “Apple Hospitality”) today announced the opening and acquisition of the 262-room Embassy Suites by Hilton Madison Downtown (the “Hotel”) for approximately $79.5 million, or $303,000 per key.

“We are pleased to expand our portfolio with the acquisition of the newly constructed, custom Embassy Suites Madison Downtown and increase our presence within the dynamic and business-friendly Madison market,” said Nelson Knight, President, Real Estate and Investments of Apple Hospitality. “Through our longstanding relationship with one of the industry’s leading and most trusted developers, we secured a fixed-price, take-out contract ahead of development, enabling us to acquire this Hotel at an attractive price despite rising construction costs over the course of development. Ideally located in the heart of downtown Madison, we are confident the Hotel is well positioned to serve the city’s wide variety of business and leisure travelers.”

The newly built Embassy Suites Madison Downtown is located at 231 South Pinckney Street, Madison, Wisconsin. The Hotel is a short walk from Monona Terrace Community and Convention Center and the Wisconsin State Capitol, and is convenient to Lake Monona, Lake Mendota, the University of Wisconsin-Madison and a variety of restaurants, shops, art galleries, parks, museums and entertainment venues. Madison’s economy offers a wide variety of business demand generators, including, but not limited to, government, insurance, biotechnology, manufacturing and telecommunications, as well as leisure demand generators. According to data provided by STR for the trailing twelve months ended May 31, 2024, revenue per available room (“RevPAR”) for the Madison CBD, WI submarket improved by approximately 7% year over year.

In addition, the Company today announced the recent disposition of the 82-room SpringHill Suites by Marriott Greensboro in Greensboro, North Carolina, for approximately $7.1 million.

As previously announced, the Company continues to have one additional hotel under contract for purchase, a Motto by Hilton that is under development in downtown Nashville, Tennessee, for an anticipated total purchase price of approximately $98.2 million with an expected 260 rooms, which the Company anticipates acquiring in late 2025 following completion of construction. There are many conditions to closing on this hotel that have not yet been satisfied, and there can be no assurance that a closing on this hotel will occur under the outstanding purchase contract.

Following the acquisition of the Embassy Suites Madison Downtown and the disposition of the SpringHill Suites Greensboro, the Apple Hospitality hotel portfolio includes 224 hotels with 30,066 guest rooms geographically diversified throughout 37 states and the District of Columbia.

About Apple Hospitality REIT, Inc.

Apple Hospitality REIT, Inc. (NYSE: APLE) is a publicly traded real estate investment trust (“REIT”) that owns one of the largest and most diverse portfolios of upscale, rooms-focused hotels in the United States. Apple Hospitality’s portfolio consists of 224 hotels with more than 30,000 guest rooms located in 87 markets throughout 37 states and the District of Columbia. Concentrated with industry-leading brands, the Company’s hotel portfolio consists of 100 Marriott-branded hotels, 119 Hilton-branded hotels and five Hyatt-branded hotels. For more information, please visit www.applehospitalityreit.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “outlook,” “strategy,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, but are not limited to, the ability of the Company to effectively acquire and dispose of properties and redeploy proceeds; the anticipated timing and frequency of shareholder distributions; the ability of the Company to fund capital obligations; the ability of the Company to successfully integrate pending transactions and implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions (including the potential effects of inflation or a recessionary environment); reduced business and leisure travel due to geopolitical uncertainty, including terrorism and acts of war; travel-related health concerns, including widespread outbreaks of infectious or contagious diseases in the U.S.; inclement weather conditions, including natural disasters such as hurricanes, earthquakes and wildfires; government shutdowns, airline strikes or equipment failures or other disruptions; adverse changes in the real estate and real estate capital markets; financing risks; changes in interest rates; litigation risks; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a REIT. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. In addition, the Company’s qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended. Readers should carefully review the risk factors described in the Company’s filings with the Securities and Exchange Commission, including but not limited to those discussed in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Any forward-looking statement that the Company makes speaks only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

Contact:

Apple Hospitality REIT, Inc.

Kelly Clarke, Vice President, Investor Relations

804‐727‐6321

kclarke@applereit.com

For additional information or to receive press releases by email, visit www.applehospitalityreit.com.